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                                                                    Exhibit 10.5

                                                                January _7, 2005

Mr. George T. Haymaker, Jr.
c/o Kaiser Aluminum & Chemical Corporation
5847 San Felipe, Suite 2500
Houston, Texas 77057

     Re: Non-Executive Chairman of the Boards Agreement

Dear George:

     On behalf of the Boards of Directors (the "Boards") of Kaiser Aluminum Corporation ("KAC") and Kaiser Aluminum & Chemical Corporation ("KACC") this letter agreement confirms the terms of our offer to you to continue as the non-executive Chairman of the Boards of KAC and KACC, effective from January 1, 2005.

     The terms of our offer are as follows:

     1. POSITION: The Boards offer to, and upon your acceptance of this agreement do hereby, continue your service in the capacity of non-executive Chairman of the Boards of KAC and KACC. Including your other duties as a Director of the Boards, you are committed to make available up to an average of sixteen (16) hours each calendar month for devotion to the affairs of KAC and KACC as directed by the Chief Executive Officer or by the Boards, with particular focus on assisting with development and implementation of the strategic plan and plan of reorganization for KAC and KACC.

     2. TERM: The term of this agreement is for the period January 1, 2005 through the earlier of (i) December 31, 2005 and (ii) the effective date of the "plan(s)" under chapter 11 of the U.S. Bankruptcy Code (the "Code") or the other disposition under the Code of the chapter 11 cases, of KAC and KACC; provided that if the effective date of such plan(s) or other disposition is different for KAC and KACC, the date used for purposes of this clause (ii) shall be the later of such effective dates. The parties have no obligation to renew this agreement at the end of the term. This agreement may be terminated earlier (i) at the sole discretion of the Boards, (ii) by your death or disability (as defined in KAC's Long Term Disability Plan that covers executives and directors of KAC, (iii) for cause (as defined below), (iv) the mutual agreement of the parties hereto, or
(v) by you, with sixty days notice to the Boards unless shorter notice is agreed in the sole discretion of the Boards.

     For purposes of this letter agreement, the term "cause" shall mean:

     (a)  Your conviction for, or plea of nolo contendere to, a felony; or

     (b) Your commission of an act involving fraud or intentional dishonesty, which act is intended to result in substantial personal enrichment at the expense of KAC or any of its subsidiaries; or

     (c) Your breach of any material provision of this letter agreement which remains uncorrected for 30 days after written notice from the Boards or the Chief Executive Officer and an opportunity to correct; or
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Mr. George T. Haymaker, Jr.
January 7, 2005

     (d) Your knowing and willful misconduct in the performance of your duties, which continues for 30 days after written notice from the Boards or the Chief Executive Officer and which results in material injury to the reputation, business or operation of KAC or any of its subsidiaries.

The existence of "cause" shall be determined by an affirmative vote of not less than two-thirds of the members of each of the Boards. If the requisite affirmative vote by two-thirds of the members of each of the Boards is not obtained, this letter agreement may not be terminated for cause.

     3. COMPENSATION:

     (a) Your base fee as a Director of $50,000 per full year shall continue unmodified. The amount earned each quarter is $12,500. Some or all of such compensation may be deferred at your option into a "phantom stock" and/or interest-bearing account to the same extent as other Directors of KAC and KACC are permitted an election to do so pursuant to the Deferred Fee Agreement. Amounts which otherwise would be payable to you during the term of this letter agreement under KAC's and KACC's Directors' compensation policies for attendance at meetings of the Boards and committees thereof and for service as Chairman or a member of such committees shall be deemed to be included in the compensation payable under Paragraph 3.(b) of this letter agreement.

     (b) Your base fee for services as non-executive Chairman of both Boards will be computed at the rate of $73,000 per full year, which shall be payable in cash, quarterly in arrears, in the first week of the first month following the completion of each calendar quarter in which such compensation is earned. The amount earned each quarter is $18,250.00.

Subject to the provisions of paragraph 5 hereof, if this agreement is terminated or expires prior to December 31, 2005, the parties agree that with respect to the final calendar quarter of this letter agreement in which this letter agreement terminates or expires, you shall be entitled to a pro rata portion of the quarterly increment set forth in each of paragraphs 3.(a) and 3.(b) above, determined by multiplying each such increment by a fraction, the numerator of which shall be the number of days in such final calendar quarter prior to the termination or expiration of this letter agreement, and the denominator of which shall be 90.

     You shall be solely liable and responsible for complying with all laws, rules and regulations regarding timely payment of applicable taxes including, without limitation, federal and state income, self-employment and/or disability taxes that may apply to such compensation.

     4. INDEPENDENT CONTRACTOR: The relationship between the parties shall be that of independent contracting parties and shall not constitute or be deemed for any purpose to be that of employer and employee. The Boards and KAC and KACC expressly acknowledge and agree that neither shall have the right to direct you with respect to the means or manner in which you fulfill your obligations and responsibilities under his letter agreement. The Boards and KAC and KACC are solely interested in the results obtained by you in connection with your performance of services required hereunder.

     5. TERMINATION: Although your service as non-executive Chairman of the Boards is terminable at the sole discretion of the Boards, if your service as non-executive Chairman of the Boards is terminated by KAC and KACC without cause (as defined above), you will continue to receive the compensation specified under Paragraph 3.(b) of this agreement for the balance of the term of the agreement. However, if your engagement as non-executive Chairman of the Boards is terminated for cause (as defined above) then you will have no right to any compensation under Paragraph 3.(b) of this agreement with respect to any period of time after the date of such termination. During the term of this agreement, you will continue to receive the fees paid under Section 3.(a) of this agreement so long as you remain a Director of KAC and KACC.

     6. AMENDMENT; BENEFIT: This letter agreement may not be amended, modified, or supplemented in any respect except by a subsequent written agreement between all of the parties hereto. This letter agreement shall be


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Mr. George T. Haymaker, Jr.
January 7, 2005

binding upon, and shall inure to the benefit of, KAC and its successors and assigns, KACC and its successors and assigns, and you and your heirs, executors, administrators, and personal representatives.

     7. GOVERNING LAW: This letter agreement shall be governed and construed in accordance with the laws of the State of Texas, without regard to principles of choice of law.

     George, the Boards are very pleased that you are willing to continue the duties of non-executive Chairman of the Boards. We look forward to continuing to work with you.

     If the terms of this offer are acceptable, please sign in the space provided below and return this letter agreement to me.

                                          Very truly yours,


                                          /s/ John Barneson
                                          --------------------------------------
                                          John Barneson
                                          Senior Vice President and
                                          Chief Administrative Officer

The foregoing is agreed to and accepted
effective as of January 1, 2005


/s/ George T. Haymaker, Jr.
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George T. Haymaker, Jr.